Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES SECOND QUARTER EARNINGS
NASDAQ National Market Symbol — “SBSI”

Tyler, Texas (July 22, 2004) B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc., reported financial results for the second quarter and six months ended June 30, 2004.

“We are delighted to report net income increased $244,000 or 7.1% to $3,671,000 for the second quarter ended June 30, 2004 compared to $3,427,000 for the same period in 2003,” stated B. G. Hartley. “This is especially gratifying considering gains on sales of available for sale securities decreased $1,131,000 or 81.5% during the quarter ended June 30, 2004 when compared to the same period in 2003.” Earnings per fully diluted share were $0.33 for the second quarters ended June 30, 2004 and 2003.

For the six months ended June 30, 2004 net income increased $1,382,000 or 20.4% to $8,166,000 compared to $6,784,000 during the same period in 2003. During the six months ended June 30, 2004 gains on sales of available for sale securities decreased $1,505,000 or 42.1%. Earnings per fully diluted share were $0.74 for the six months ended June 30, 2004 compared to $0.65 for the same period in 2003 an increase of $0.09 or 13.8%. “We look forward to building on these positive results during the last six months of 2004.”

The annualized return on average shareholders’ equity for the six months ended June 30, 2004 was 15.83% compared to 16.43% for the same period in 2003. The annualized return on shareholders’ equity decreased slightly due to a 24.6% or $20.5 million increase in average shareholders’ equity for the six months ended June 30, 2004 compared to the same period in 2003. The annualized return on average assets was 1.12% for the six months ended June 30, 2004 compared to 1.03% for the same period in 2003.

The Company experienced solid loan growth during the second quarter ended June 30, 2004 as loans increased $12.7 million. Asset quality remains strong as non-performing assets decreased slightly at June 30, 2004 when compared to December 31, 2003, and we believe that the Company’s asset quality ratios as reported in this earnings release remain sound.

We are pleased to report continued deposit growth during the second quarter of 2004 of $15.2 million. The increase in deposits is primarily a result of the Company’s increased market penetration.

The increase in net income for the second quarter ended June 30, 2004 when compared to the same period in 2003, was primarily attributable to an increase in net interest income of $1.6 million or 19.9%, an increase in noninterest income, excluding security gains, of $198,000 or 4.1%, and a decrease in the provision for loan losses of $225,000 or 42.9%. Net interest income increased as a result of increases in the Company’s net interest margin to 2.98% and net interest spread to 2.54% during the second quarter ended June 30, 2004, when compared to 2.87% and 2.37%, respectively, for the same period in 2003. These increases were primarily a result of lower interest expense on the Company’s long-term debt and overall decreased funding costs associated with the Company’s deposits and FHLB advances. While the net interest margin and spread for the quarter ended June 30, 2004 increased compared to the same period in the previous year, the net interest margin and spread decreased when compared to the first quarter ended March 31, 2004, which were 3.17% and 2.75%, respectively. This was due primarily to additional long-term advances obtained by the Company during the second quarter ended June 30, 2004 to partially pre-fund a portion of the short-term FHLB advances maturing during the remainder of 2004 and slightly faster prepayment speeds on the Company’s mortgage backed securities during the second quarter when compared to the first quarter. Future changes in interest rates could impact prepayment speeds on the Company’s mortgage-backed securities which could influence the Company’s net interest margin and spread during the coming quarters. The increase in noninterest income was primarily attributable to increased deposit fee income which was partially offset by a decrease on gains on sale of loans.

The increases to net income during the second quarter ended June 30, 2004 were partially offset by an increase in noninterest expense of $358,000 or 3.8%, a decrease in gains on sales of available for sale securities of $1,131,000 or 81.5% and an increase in federal tax expense of $256,000 or 43.4%. Noninterest expense increased primarily due to salary and benefit increases for 2004. During the second quarter, selected long duration municipal securities were sold to reduce the overall municipal securities portfolio to provide for municipal loan growth and to reduce the overall level of tax free income derived from the securities portfolio. Selected premium mortgage-backed securities were also sold in an effort to reposition a portion of the securities portfolio in an attempt to reduce prepayments. The higher tax expense is reflective of the increase in net income.

The increase in net income for the six months ended June 30, 2004 when compared to the same period in 2003 was primarily attributable to an increase in net interest income of $3.6 million or 23.7%, an increase in noninterest income, excluding security gains, of $475,000 or 5.2%, and a decrease in the provision for loan losses of $529,000 or 50.2%. The increases to net income during the six months ended June 30, 2004, were partially offset by an increase in noninterest expense of $980,000 or 5.2%, a decrease in gains on available for sale securities of $1.5 million or 42.1% and an increase in federal income tax expense of $765,000 or 59.4%.

The Company expects to continue its stock repurchase plan. The Company committed $2.0 million to repurchase common stock during 2004, with re-evaluation on a quarterly basis. During the second quarter, the Company purchased 36,700 shares of common stock at an average price of $18.40. The Company has approximately $1.3 million remaining to repurchase stock under the current Board approved level.

At June 30, 2004, assets totaled $1.52 billion compared to $1.38 billion at June 30, 2003, an increase of $133.6 million or 9.7%. Loans, net of unearned discount, increased $36.0 million or 6.3% from $571.0 million at June 30, 2003 to $607.0 million at June 30, 2004. Investment and mortgage-backed securities increased $85.2 million or 12.4% from $686.4 million at June 30, 2003 to $771.6 million at June 30, 2004. Deposits increased $55.9 million or 6.6% from $845.1 million at June 30, 2003 to $901.1 million at June 30, 2004. FHLB advances increased $75.0 million or 18.7% from $400.4 million at June 30, 2003 to $475.4 million at June 30, 2004. Shareholders’ equity totaled $99.4 million or 6.6% of total assets at June 30, 2004 as compared to $84.9 million or 6.1% of total assets at June 30, 2003, an increase of $14.5 million or 17.0%.

Southside Bancshares, Inc. is a $1.52 billion holding company that owns 100% of Southside Bank. The bank currently has twenty-six banking centers in East Texas.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the E-mail Notification portion of the web site. Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc., (the “Company”) a bank holding company, may be considered to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “believe,” “could,” “should,” “may,” “intend,” “probability,” “risk,” “target,” “objective” and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual income gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, economic or other disruptions caused by military actions in Iraq, Afghanistan or other areas, changes in the interest rate yield curve or interest rate environment which reduce interest margins and may impact prepayments on the mortgage-backed securities portfolio, changes effecting the leverage strategy, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company’s ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.

	At	At
	June 30,	December 31,
	2004	2003

	(dollars in thousands)

	(unaudited)

Selected Financial Condition Data (at end of period)

Total assets	$1,515,780	$1,454,952

Loans, net of unearned discount	606,998	589,135

Allowance for loan losses	6,673	6,414

Mortgage-backed and related securities:

Available for sale	407,224	584,581

Held to maturity	253,005	6,382

Investment securities available for sale	111,362	144,876

Marketable equity securities available for sale	24,177	23,670

Deposits	901,056	872,529

Long-term obligations	329,190	272,694

Shareholders’ equity	99,420	100,386

Nonperforming assets	2,142	2,281

Nonaccrual loans	1,378	1,547

Loans 90 days past due	300	272

Restructured loans	195	219

Other real estate owned	265	195

Repossessed assets	4	48

Assets Quality Ratios:

Nonaccruing loans to total loans	0.23%	0.26%

Allowance for loan losses to nonaccruing loans	484.25	414.61

Allowance for loan losses to nonperforming assets	311.53	281.19

Allowance for loan losses to total loans	1.10	1.09

Nonperforming assets to total assets	0.14	0.16

Net Charge-offs to average loans	0.09	0.17

Capital Ratios:

Shareholders’ equity to total assets	6.56	6.90

Average shareholders’ equity to average total assets	7.07	6.23

	At or for the		At or for the
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

	(dollars in thousands)		(dollars in thousands)

	(unaudited)		(unaudited)

Selected Operating Data:

Total interest income	$16,107	$15,437	$32,052	$31,111

Total interest expense	6,667	7,563	13,091	15,778

Net interest income	9,440	7,874	18,961	15,333

Provision for loan losses	300	525	525	1,054

Net interest income after provision for loan loss	9,140	7,349	18,436	14,279

Total non-interest income	4,989	4,791	9,644	9,169

Gain on sale of securities available for sale	257	1,388	2,074	3,579

Total non-interest expense	9,869	9,511	19,936	18,956

Income before federal tax expense	4,517	4,017	10,218	8,071

Income Tax expense	846	590	2,052	1,287

Net income	$3,671	$3,427	$8,166	$6,784

Common Share Data:

Weighted-average basic shares outstanding	10,418	8,859	10,403	8,830

Weighted-average diluted shares outstanding	11,019	11,054	11,017	11,073
Net income per common share

Basic	$0.35	$0.39	$0.78	$0.77

Diluted	0.33	0.33	0.74	0.65

Book value per common share	—	—	9.54	9.54

Cash divided declared per common share	0.10	0.08	0.20	0.16

Selected Performance Ratios:

Return on average assets	.99%	1.02%	1.12%	1.03%

Return on average shareholders’ equity	14.39	16.31	15.83	16.43

Average yield on interest earning assets	4.90	5.31	5.00	5.43

Average yield on interest bearing liabilities	2.36	2.94	2.36	3.09

Net interest spread	2.54	2.37	2.64	2.34

Net interest margin	2.98	2.87	3.07	2.84

Average interest earning assets to average interest bearing liabilities	122.60	120.60	122.15	119.24

Non-interest expense to average total assets	2.66	2.83	2.73	2.87

Efficiency ratio	64.28	69.54	65.34	71.38

	AVERAGE BALANCES
	Six Months Ended June 30,

	2004	2003

	(in thousands)
	(unaudited)
ASSETS

INTEREST EARNING ASSETS:

Loans(1)	$594,519	$569,490

Loans Held for Sale	3,001	6,138

Securities:

Investment Securities (Taxable)(2)	46,363	31,555

Investment Securities (Tax-Exempt)(2)	76,264	81,692

Mortgage-backed Securities(2)	607,509	505,506

Marketable Equity Securities	23,734	22,605

Interest Bearing Deposits	692	637

Federal Funds Sold	12,346	9,598

Total Interest Earning Assets	1,364,428	1,227,221

NONINTEREST EARNING ASSETS:

Cash and Due From Banks	37,988	36,356

Bank Premises and Equipment	30,621	29,906

Other Assets	39,741	46,238
Less: Allowance for Loan Loss	(6,441)	(6,476)

TOTAL ASSETS	$1,466,337	$1,333,245

LIABILITIES

INTEREST BEARING LIABILITIES:

Savings Deposits	$47,624	$42,177

Time Deposits	319,071	339,038

Interest Bearing Demand Deposits	281,208	246,475

Short-term Interest Bearing Liabilities	165,052	143,500

Long-term Interest Bearing Liabilities — FHLB Dallas	283,475	224,272

Long-term Junior Subordinated Convertible Debentures(3)	—	13,751

Long-term Junior Subordinated Debentures(4)	—	20,000

Long-Term Debt(5)	20,619	—

Total Interest Bearing Liabilities	1,117,049	1,029,213

NONINTEREST BEARING LIABILITIES:

Demand Deposits	234,766	197,523

Other Liabilities	10,803	23,248

Total Liabilities	1,362,618	1,249,984

SHAREHOLDERS’ EQUITY	103,719	83,261

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,466,337	$1,333,245

(1) Loans are shown net of unearned discount.

(2) Presented at historical cost.
(3) Southside Capital Trust II
(4) Southside Capital Trust I
(5) Southside Statutory Trust III

Note: As of June 30, 2004 and 2003, loans totaling $1,378 and $1,663, respectively, were on nonaccrual status. The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

LOAN PORTFOLIO COMPOSITION

      The following table sets forth loan totals net of unearned discount by category for the six months presented: (in thousands, unaudited)

	June 30,

	2004	2003

Real Estate Loans:

Construction	$39,928	$40,113

1-4 Family Residential	158,562	142,747

Other	137,762	135,967

Commercial Loans	80,933	81,929

Municipal Loans	101,614	77,545

Loans to Individuals	88,199	92,693

Total Loans	$606,998	$570,994